UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          August 23, 2022

Superior Group of Companies, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd.,Seminole,Florida (Address of principal executive offices)		33772 (Zip Code)

Registrant's telephone number including area code:  (727) 397-9611

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SGC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On August 23, 2022, Superior Group of Companies, Inc., a Florida corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, the domestic subsidiaries of the Company, as guarantors, the lenders party thereto (the “Lenders”), and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), pursuant to which the Lenders are providing the Company senior secured credit facilities consisting of a revolving credit facility in the aggregate maximum principal amount of $125 million and a term loan in the aggregate principal amount of $75 million (collectively, the “Credit Facilities”), and the ability to request incremental revolving credit or term loan facilities in an aggregate amount of up to an additional $75 million, subject to obtaining additional lender commitments and satisfying certain other conditions. The Credit Facilities will accrue interest at a variable rate equal to the secured overnight financing rate (“SOFR”) plus an adjustment of between 0.10% and 0.25% (depending on the applicable interest period) plus a margin of between 1.0% and 2.0% (depending on the Company’s net leverage ratio). The Company’s net leverage ratio is generally calculated as the ratio of (a) indebtedness minus unrestricted cash to (b) consolidated EBITDA for the four most recently ended fiscal quarters. During the term of the revolving credit facility, the Company will pay a commitment fee on the unused portion of the revolving credit facility equal to between 0.125% and 0.250% (depending on the Company’s net leverage ratio). The Credit Facilities have a term of five years.

The Credit Agreement contains customary events of default and negative covenants, including but not limited to those governing indebtedness, liens, fundamental changes, investments, restricted payments (including dividends and related distributions), liquidations, mergers, consolidations or acquisitions, affiliate transactions and sales of assets or subsidiaries. The Credit Agreement also requires the Company to comply with a fixed charge coverage ratio of at least 1.25 to 1.0 and a net leverage ratio not to exceed 4.0 to 1.0. The Credit Facilities are secured by substantially all of the operating assets of the Company as collateral, and the Company’s obligations under the Credit Facilities are guaranteed by all of its domestic subsidiaries. The Company’s obligations under the Credit Facilities are subject to acceleration upon the occurrence of an event of default as defined in the Credit Agreement.

The proceeds of the Credit Facilities were used in part to refinance the Company’s existing indebtedness with Truist Bank under the Second Amended and Restated Credit Agreement dated as of February 8, 2021 between the Company and Truist Bank (the “Truist Credit Agreement”).

Item 1.02         Termination of a Material Definitive Agreement.

On August 23, 2022, in connection with entering into the Credit Agreement as disclosed in Item 1.01, the Company terminated the Truist Credit Agreement, and the indebtedness thereunder (consisting of a revolving line of credit in a maximum principal amount of $125 million (approximately $118.5 million outstanding balance) plus term loans with an aggregate outstanding balance of approximately $45.5 million as of such date) was repaid in full. The Company did not incur any termination penalties in connection with the early termination of the Truist Credit Agreement.

A description of the material terms and conditions of the Truist Credit Agreement is incorporated herein by reference to Item 1.01 of the Company’s Current Report on Form 8-K filed on February 10, 2021.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, on August 23, 2022, the Company and its domestic subsidiaries entered into the Credit Agreement with the Lenders and the Administrative Agent.

The material terms and conditions of the Credit Facilities disclosed in Item 1.01 are incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)               Exhibits:

10.1            Credit Agreement, dated as of August 23, 2022, among Superior Group of Companies, Inc., the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, as administrative agent for the Lenders.

104             Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SUPERIOR GROUP OF COMPANIES, INC.

By:	/s/ Michael Koempel
Michael Koempel
Chief Financial Officer

Date: August 24, 2022